Pacific Premier Bancorp, Inc.
Q1 2023 Earnings Call

April 27, 2023, 12:00 PM ET
CORPORATE PARTICIPANTS
Steven R. Gardner - Chairman and Chief Executive Officer

Ronald R. Nicolas, Jr. - Chief Financial Officer

Pacific Premier Bancorp, Inc.
April 27, 2023, 12:00 PM ET

PRESENTATION

Operator
Good day, everyone, and welcome to the Pacific Premier Bancorp Q1 2023 Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star and the one using a touch-tone telephone. To withdraw your questions, you may press star and two. Please also note today’s event is being recorded.

And at this time, I’d like to turn the floor over to Steve Gardner, Chairman and CEO. Sir, please go ahead.

Steve Gardner
Thank you, Jaime. Good morning, everyone. I appreciate you joining us today. As you are all aware, we released our earnings report for the first quarter of 2023 earlier this morning. We have also published an updated investor presentation with additional information and disclosures on our financial results. If you have not done so already, we encourage you to visit our Investor Relations website to download a copy of the presentation and related materials.

I note that our earnings release and investor presentation include a Safe Harbor statement relative to the forward-looking comments. I encourage each of you to read carefully that statement. In terms of today’s call, I will walk through some of the notable items related to our first quarter performance. Ron Nicolas, our CFO, will also review a few of the details on our financial results, and then we will open up the call to questions.

We delivered another quarter of solid financial performance in a challenging operating environment, while maintaining a conservative approach to our overall balance sheet strategy. Our first quarter total revenue was $189.8 million, and we generated earnings per share of $0.66. We continue to produce solid returns with a return on average assets of 1.15 percent and a return on tangible common equity of 13.9 percent.

Despite the uncertain macroeconomic environment and the impact of 475 basis points of fed funds rate increase since March of 2022, our first quarter return on tangible common equity remained relatively consistent when compared to the first quarter of last year. Our tangible common equity ratio finished the quarter at 9.2 percent. Our first quarter CET1 and total risk-based capital ratios increased 55 and 80 basis points to 13.54 percent and 16.33 percent respectively.

Our quarter end capital levels ranked us in the upper quartile of the KBW Regional Banking Index with respect to our TCE ratio and our regulatory capital ratios. Our strong capital levels provide us with significant optionality and flexibility in terms of balance sheet management. Our performance in this environment demonstrates the resiliency of our relationship-based commercial banking business model.

Our bankers develop and maintain high-quality, long-tenured client relationships based on a relentless commitment to provide best-in-class service. Pacific Premier is a diversified commercial bank with a conservative credit culture. The focus is on main street businesses by offering traditional products and services to small- and medium-sized companies, entrepreneurs, real estate investors, and nonprofit organizations.

The recent bank failures have highlighted the importance of sound enterprise risk management practices and providing stability through prudent and proactive capital and liquidity management. Dating back to early 2022 and aligned with our longstanding commitment to disciplined risk management, we prioritized accelerating our capital accumulation, enhancing liquidity, and intentionally moderating our growth rates by increasing loan pricing and selectively tightening underwriting standards.

Pacific Premier Bancorp, Inc.
April 27, 2023, 12:00 PM ET

Regarding our deposit base, uninsured and uncollateralized deposits represented 35 percent of total deposits at March 31st. At the end of the first quarter, we had an aggregate of approximately $10 billion of liquidity available to us, representing an uninsured deposit coverage ratio of 1.7 times. Our end of quarter liquidity consisted of over $1.4 billion of cash on hand and $8.6 billion of unused borrowing capacity.

Notably, we paid down our FHLB borrowings by $200 million during the quarter, and we did not utilize the Federal Reserve discount window or the Federal Reserve’s new bank term funding program at any point during the quarter. Our disciplined, prudent, and proactive approach to managing capital and liquidity helped us navigate a turbulent quarter.

During this rising rate environment and the industry-wide volatility experienced during the quarter, we selectively raised deposit pricing to mitigate deposit outflows. We continued to leverage our investments in technology and comprehensive cash management solutions to foster deeper and more integrated banking relationships.

During the first quarter, average commercial deposits declined in part due to some clients seeking higher returns on their excess balances as well as market turmoil. Although we saw some outflows in certain core deposit products during the quarter, the quality of our client relationships, coupled with disciplined pricing, resulted in a relatively modest increase in the average cost of core deposits to 54 basis points.

During the quarter, we also added some brokered time deposits of varying maturities to bolster liquidity as our loan-to-deposit ratio decreased to 82.4 percent. We remain focused on managing our funding costs and deposit flows and expect further pressure on each to continue in the second quarter as some clients deploy excess liquidity into higher yielding alternatives.
Notably, we are seeing attractive opportunities to gain new clients, given dislocations in our market.

Our customers are widely dispersed across a diverse set of established industries, from both a depository and lending relationship perspective. Many of the loan origination trends in the first quarter were similar to the fourth quarter, with muted borrower demand, coupled with our intentional moderation of loan growth. During the first quarter, we did see a reduction in our loan portfolio from the prior quarter due to both a lower level of demand in connection with higher interest rates, particularly in CRE and multifamily, and our proactive actions to tighten underwriting standards and raise loan pricing.

We remain focused on providing best-in-class service to our clients while also originating loans that meet our risk-adjusted return thresholds as evidenced by the average yield on new loan commitments increasing 109 basis points over the prior quarter to 7.43 percent. We continue to be disciplined in our approach to managing credit risk. Our asset quality remained solid as nonperforming loans declined from the prior quarter, and our nonperforming assets totaled 0.14 percent of total loans.

Our team does an outstanding job proactively managing our high-quality, diverse loan portfolio. We have regular discussions with our borrowers relative to their business, their financial performance, and overall trends in the market, which helps inform our approach to managing overall credit risks.

With that, I’ll turn the call over to Ron to provide a few more details on our first quarter financial results.

Ron Nicolas
Thanks, Steve, and good morning. For comparison purposes, the majority of my remarks on a linked quarter basis. Let’s start with the quarter’s financial highlights. First quarter net income totaled $62.6 million, $0.66 per share, and our return on average assets and average tangible common equity were 1.15 percent and 13.89 percent respectively. Total revenue was $189.8 million and non-interest expense came in at $101.4 million.
Pacific Premier Bancorp, Inc.
April 27, 2023, 12:00 PM ET

As a result, our efficiency ratio equaled 51.7 percent for the quarter, and our pre-provision net revenue as a percentage of average assets was 1.63 percent. All of our regulatory capital ratios increased, as did tangible book value per share, and our TCE ratio increased 32 basis points to 9.20 percent. Lastly, asset quality remained solid, and we further enhanced our contingent liquidity sources to $10 billion.

Let’s take a closer look at the income statement. Net interest income decreased to $168.6 million as a result of higher cost of funds as well as lower average loan balances and two fewer days of interest income in the quarter. On the funding side, both our deposit mix as well as our higher cost of funds, impacted the net interest margin.

Our core deposit costs rose 23 basis points to 0.54 percent, and total deposit costs were 94 basis points, reflecting an increase in both retail CDs and brokered deposit balances in the quarter. As a result, the first quarter net interest margin narrowed 17 basis points to 3.44 percent. As we noted earlier, we have continued to increase our loan pricing, which contributed to an 18 basis point increase in earning asset yields, offset by the higher cost of funds.

Regarding our second quarter expectations for net interest income, although we will likely see continued benefit from the March rate hike and higher rates on new loan originations, we anticipate continued net interest margin pressure from an increasing deposit cost and potential changes in deposit mix. We will continue to balance liquidity and net interest margin considerations, while evaluating opportunities to pay down higher cost funding.

Non-interest income of $21.2 million increased $689,000 from the prior quarter, driven by a $1.3 million increase in annual tax-related trust fees received during the first quarter. These increases were partially offset by lower other non-interest income as well as lower revenues in our escrow and exchange business, which continues to be impacted by lower transaction activity in the commercial real estate market.

For the second quarter of 2023, we expect our total non-interest income to be in the range of $19 million to $20 million, excluding any loan or securities sales. Non-interest expense increased $2.2 million to $101.4 million, primarily due to a $1.7 million increase in our deposit costs and a $962,000 increase in FDIC insurance premiums.

Compensation and benefits expense was flat at $54.3 million, reflecting lower staffing, bonus and incentive accruals, partially offset by higher payroll taxes and lower loan origination cost deferrals. We continue to manage expenses prudently, and our expectations for the second quarter are approximately $102 million to $103 million due to continued increases in deposit expense as well as the full quarter impact of annual merit increases.

Our provision for credit losses of $3 million increased slightly compared to the prior quarter’s provision expense of $2.8 million. While we have not seen any meaningful deterioration in asset quality, we are closely monitoring the macrosystemic issues impacting our borrowers such as slowing economic activity, inflationary pressures, as well as higher interest rates.

Turning now to the balance sheet, total loans held for investment declined $504 million, driven by lower loan fundings of $117 million. Given higher interest rates, loan demand and refinance activity has slowed considerably. Lower originations in the last two quarters have been partially offset by lower prepayments, payoffs, and maturities of approximately $500 million on average, compared with $800 million to $900 million in earlier 2022 quarters.

Consistent with our balance sheet strategy, we expect these trends to continue at least through the first half of 2023, with scheduled amortization and maturities totaling $1.3 billion over the next three quarters. Deposits ended the quarter at $17.2 billion, which represented a linked quarter decrease of $145 million, reflecting a mix shift towards retail CDs and brokered time deposits. The linked quarter decrease was largely driven by declining core deposits as some customers redeployed their funds into higher yielding alternatives.
Pacific Premier Bancorp, Inc.
April 27, 2023, 12:00 PM ET

To help manage our liquidity position and customer deposit flows, we added another $324 million in term brokered deposits laddered across 3- to 18-month terms and $171 million of retail CDs during the quarter. This helped to increase cash on hand to $1.4 billion as of March 31st and provided additional interest rate protection, should rates continue to move higher.

Securities portfolio decreased $127 million to $3.9 billion, compared to the fourth quarter, as we sold approximately $300 million of investment securities. The average yield on our investment securities portfolio increased 18 basis points to 2.57 percent with a spot yield of 2.45 percent to 2.50 percent as of quarter end. We anticipate approximately $300 million in cash flow from the amortization and maturities of our investment portfolio over the remainder of the year, and reinvestment will be dependent upon deposit flows and liquidity considerations.

The combination of solid earnings and a smaller balance sheet further strengthened our risk-based capital ratios this quarter with all increasing significantly from December 31, 2022. In addition our tangible common equity increased to 9.20 percent, and our tangible book value per share increased to $19.61.

Further, if you added in the fair value impact of our held-to-maturity securities portfolio, we would remain well-capitalized across all regulatory capital ratios, and our pro forma TCE ratio would be 8.39 percent. We continue to operate the institution from a position of capital strength to maximize strategic optionality and investor and regulatory expectations regarding capital maintenance.

Finally, from an asset quality standpoint, asset quality remains stable as both nonperforming loans of 0.18 percent and delinquent loans of 0.14 percent, each as a percentage of total loans, improved from the prior quarter. Our allowance for credit loss was effectively flat in terms of dollars, and our coverage ratio increased 5 basis points to 1.38 percent.

Our total loss absorption, which includes a fair value discount on loans acquired through acquisition, finished the quarter at 1.74 percent. We would not anticipate any decreases in our coverage ratio, given the uncertain economic environment, and could see a potential significant increase if an economic downturn materializes.

With that, I’ll turn the call back to Steve.

Steve Gardner
Great. Thanks, Ron. And I’ll wrap up with a few comments about our outlook. First, I’m grateful for the extraordinary effort our team put forth during this past quarter for the benefit of all of our stakeholders, including our clients, communities, employees, and our shareholders. As noted earlier, beginning in 2022, we shifted to a more cautionary posture by intentionally slowing our balance sheet growth, while building capital and liquidity. Historically, our conservative approach has enabled us to effectively manage through a variety of cycles and consistently deliver strong financial results.

At this point, it is difficult to forecast how the economic environment will develop and to projects its impact on our clients’ businesses. We believe we are well-prepared for a variety of outcomes, depending on how the economy evolves over the coming quarters. Regarding expense management, we will continue to invest in the franchise. However, staffing levels are expected to be commensurate with the level of business activity, and we have taken steps to ensure our teams are appropriately aligned.

Our capital management priorities remain focused on deploying capital in a manner that will benefit all of our stakeholders, while allowing us a high degree of flexibility and optionality. We remain opportunistic and open-minded to strategic transactions that will maximize long-term shareholder value.

Pacific Premier Bancorp, Inc.
April 27, 2023, 12:00 PM ET

In summary, we have built a quality franchise, and our colleagues have once again delivered for our stakeholders. Given the strength of our balance sheet and strong capital levels, combined with our results-oriented culture, we expect to capitalize on opportunities to acquire new clients and expand existing relationships.

That concludes our prepared remarks, and we would be happy to answer any questions. Jaime, please open up the call for questions.

QUESTION AND ANSWER

Operator
Ladies and gentlemen, at this time, we will begin the question-and-answer session. To ask a question, you may press star and then one on your touch-tone phone. If you are using a speakerphone, we ask that you please pick up the handset prior to pressing the keys to ensure the best sound quality. To remove your questions, you may press star and two. Once again, that is star and then one to join the question queue.

We will pause momentarily to assemble the roster. And our first question today comes from Matthew Clark from Piper Sandler. Please go ahead with your question.

Matthew Clark
Hey, thanks, and good morning. Maybe just first one for me on deposit slows. Can you just give a sense for what you saw in the months of January, February, March? I assume most of it occurred in March, and then any update on, in terms of flows, April quoted to date?

Steve Gardner
Yeah. We saw obviously following the Silicon Valley and Signature Bank announcements that weekend a high volume of call activity from clients that week. We saw some levels of increased outflows, mainly to treasuries and, to a lesser extent, maybe some of the G-SIFIs. But, by the end of that, by the following week, that had really died down pretty significantly.

And so, I consider our flows here this quarter, the beginning of the second quarter, as pretty consistent. We’ve seen a little bit of outflow, mainly due to tax payments and the like as well as, to a lesser extent, again, those clients that are sitting on excess liquidity, redeploying that into higher treasuries. But, we’re managing it. Our team is doing a great job. And as I mentioned, we’re seeing some attractive opportunities out there to add clients as well.

Matthew Clark
And given your presence up in the Pacific Northwest and First Republic having some presence there as well as obviously California, I mean, is there an opportunity to promote your capital ratios and try to get some of those deposits? I know it’s a little bit of a different model, but it does seem like there’s a lot of deposits up for grabs, even though most of it might be going to the larger banks.

Steve Gardner
Yeah. I don’t want to comment on any open banks, but certainly, I mean, Matt, you see in our investor slide deck, we highlight pretty significantly the strength of our capital where we rank compared to our peer group in the KRX. And so, yes, we think that that is an important differentiator for us. I know many of our clients who we’ve talked to and that our bankers have talked to, find that very reassuring, the strength of our capital position. And so, we do see it benefiting us as we talk with various folks.

Matthew Clark
Okay. And then, just shifting to the securities portfolio, any appetite to just blow out of your AFS portfolio? I mean, you have a ton of capital and could earn it back, I think, in a relatively reasonable time period, at least shorter than what it takes for those securities to mature. Any willingness there?

Pacific Premier Bancorp, Inc.
April 27, 2023, 12:00 PM ET

Steve Gardner
It’s something that we’ve looked at more than once and discussed with the Board. And, in fact, on Slide 10 in our deck, we highlight that if, in fact, we were to sell the entire securities portfolio, our capital ratios would remain significantly above the well-capitalized level. And, in fact, even under that scenario, I believe we’d be above the peer median on all capital ratios. So, you’re right. We do have a lot of flexibility and optionality. We’ll continue to think about it and make determinations with an eye towards what’s best for the institution in the long term.

Matthew Clark
Okay. And then, just on loan balances, I mean, I don’t think most care to see loan growth right now anyway. And it’s good to see that you guys have raised pricing, but, I mean, should we just assume that loans continue to shrink here, just given the tightening of standards and weaker demand?

Steve Gardner
I think that’s a reasonable assumption here as we move into the second quarter. We’ll see how the second half of the year plays out. We’re being pretty selective in the credit that we’re extending. And then, of course, as we commented, demand is pretty light. But, again, this is something that we began implementing in 2022. So, I don’t see a change in here this quarter.

Matthew Clark
Okay. And last one for me, just on M&A. Have conversations picked up at all?

Steve Gardner
No.

Matthew Clark
Easy enough. Thank you.

Steve Gardner
Sure thing.

Operator
Our next question comes from Chris McGratty from KBW. Please go ahead with your question

Chris McGratty
Hey, good morning. Steve, you were the one of the first banks to pull back. And it’s obviously paying in spades, your balance sheet. What’s it going to take, or is it the passage of time, is it something you have to see in the economy, for you to kind of flip the script? Because it would feel like you’ve got a position that others don’t have.

Steve Gardner
Yeah. I think that there’s a variety of factors you take into consideration. It’s obviously, it’s a dynamic economy, a dynamic marketplace that we operate in. And we’ll see how it all plays out, Chris. I don’t think that there’s a single marker out there per se. We really want to see how things develop here.

I think we’re in a very unusual period of time, and we talk about it quite a bit at the Board level, that we’ve been 15 years of zero interest rates followed by, or nearly 15 years, call it, of zero interest rates since the financial crisis, followed by an injection of approximately $10 trillion into the economy over a very short period of time, which translated into very strong growth and, of course, high levels of inflation.

And so, now as the Fed is pretty rapidly raising rates, 475 basis points in a year’s period of time, and engaged in quantitative tightening, and now coupled with a likely pullback in just general credit, I think those dynamics just lead one to be pretty cautious. And that’s how we’re thinking about the environment, at least at this point. But, we’ll continue to monitor it because we all know it will absolutely change here.
Pacific Premier Bancorp, Inc.
April 27, 2023, 12:00 PM ET

Chris McGratty
Thanks. Thanks for that. In a follow-up to Matt’s question about acquisitions, is there a scenario where, would you buy your stock right here? Obviously, there’s a lot of uncertainty. Most banks have paused, but just interested if there’s, is it prudent to buy stock here?

Steve Gardner
I think we obviously have an approved stock buyback plan from the Board. We haven’t executed on it in nearly two years. We’ve benefited from it, from the levels of capital that we have. And so, we’ll continue to think about it, taking into consideration the outlook and the risks that we see in the environment and within our own portfolio and how it performs as well. So, we’ll take that all into consideration, and the Board is very thoughtful in how it thinks about capital management.

Chris McGratty
Great. And if I could just run, I want to make sure I’ve got the numbers on the bond cash flows. You referenced $1.3 billion, but then you also referenced $300 million. Can you just square up what the, maybe I heard you wrong, the cash flows that are going to come off over the next few quarters?

Ron Nicolas
Yeah, sure. The $1.3 billion is off the loan portfolio.

Chris McGratty
Oh, okay.

Ron Nicolas
Yeah. And the $300 million, more or less $100 million a quarter, is off of the securities portfolio.

Steve Gardner
And that $1.3 billion is an estimate for the next three quarters.

Ron Nicolas
That’s correct, for the remainder of the year, next three quarters, yeah.

Chris McGratty
Got it. Thank you.

Steve Gardner
Sure thing.

Operator
And our next question comes from Gary Tenner from D.A. Davidson. Please go ahead with your question.

Gary Tenner
Thanks, guys. Good morning.

Ron Nicolas
Good morning, Gary.

Gary Tenner
A lot of my questions were asked, but I was curious in the securities portfolio, the movement of 400 million of CMOs to held-to-maturity in the quarter. Obviously, we saw a lot of shifts from AFS to held-to-maturity last year. Just curious about the timing, given that now, do you have a bias towards higher interest rates and wanting to kind of protect yourself? Or what’s the thought process in doing that now?

Pacific Premier Bancorp, Inc.
April 27, 2023, 12:00 PM ET

Steve Gardner
Part of that was that occurred early in the quarter as we were thinking about things. And so certainly before some of the turmoil that, of course, we saw in early March. Ron, do you have anything to add?

Ron Nicolas
No, I think that’s spot on, Steve. And, Gary, the, obviously we have the intent to hold those to maturity, and we just felt at this point in time, or at least at that point in time, that was the prudent thing to do. And so, we went ahead and made that decision.

Steve Gardner
And we still feel it’s the prudent thing to do.

Ron Nicolas
Yeah, yes, we do.

Gary Tenner
All right, great. And then, just from a, kind of as you think about on balance sheet cash, cash liquidity running, as many are, a little bit higher, what’s your sense of kind of how long you kind of manage to that higher on balance sheet liquidity level versus kind of normalizing to where you were, say, at the end of the year?

Steve Gardner
Sure. I think over time, that that comes down. At the same time, we’re earning pretty good returns on cash today. I actually look like, or we actually look like we know what we’re doing in that regard. So, I’d expect it, Gary, to over time come down.

Gary Tenner
Okay, great. And I know this is kind of, this was asked, but Ron sort of addressed it, I think, with the commentary around the billion three of projected loans to paydowns. But, you’ve had four consecutive quarters of loan contraction, now obviously falling from when you kind of tightened things up on pricing, underwriting early last year. There doesn’t seem to be a real path, if you will, towards net loan growth from here to the end of the year. Just, I know you kind of addressed it. It seems like maybe later in the year, there’s an opportunity. But, the way things lay out right now, it seems unlikely.

Steve Gardner
Yes. I said that I’d expect that trend to continue in the second quarter. We’ll see how the second half of the year plays out. A part of this is, too, we’re just seeing much less in the way of demand for new credit in the marketplace. I think that many investors are adjusting to the current rate environment and thinking about, what is the discount rate that I’m going to put on the cash flows of, whether it’s real estate or a business? What’s the terminal cap rate that I think is appropriate for the business or real estate?

And so, as, I think, we get better clarity, maybe as we get to the terminal rate, wherever that might be, with Fed funds, and how this tightening cycle plays out and the length, the duration of it, that as investors get better clarity and understanding, then we’d expect them to start to put more capital to work. And that would certainly benefit us as well. But at the end of the day, as that the risk adjusted returns meet our hurdles. That was a long-winded way of not saying much but thinking that, we’ll see how it plays out in the second half of the year.

Gary Tenner
All right. Thanks, again.

Operator
And our next question comes from Andrew Terrell from Stephens. Please go ahead with your question.

Pacific Premier Bancorp, Inc.
April 27, 2023, 12:00 PM ET

Andrew Terrell
Hey, good morning.

Steve Gardner
Morning.

Andrew Terrell
Ron, just quickly on the margin. I think I heard you on prepared remarks, kind of the expectations for some continued margin pressure. I guess you guys should benefit, your non-interest bearing mix has held up throughout the quarter I think a lot better than some peers have. But just when you think about the cadence of the margin compression going forward, I guess would you expect the cadence of quarterly compressions to slow relative to the first quarter going forward?

Ron Nicolas
Andrew, that’s a very good question and a difficult one to answer. Obviously, I think the industry, and certainly we believe that the deposit costs and, are still moving at maybe even a faster pace, of course, than the remaining rate hikes here, at least in the foreseeable future here. So, the cadence, I would expect it to be similar but, again, very, very difficult.

As Steve likes to say, you can’t model human behavior. And we’re going to be very mindful of liquidity. But, of course, we’re going to also be very mindful of our, protecting our net interest margin. And, as I stated, we’re going to be opportunistic in terms of trying to pay down higher funding costs when those opportunities arise.

Andrew Terrell
Yeah, understood. Okay. And I apologize if I missed it. Did you give the spot rate at the end of the period on total deposits?

Ron Nicolas
It’s in our presentation. I believe it’s--

Steve Gardner
--Slide deck--

Ron Nicolas
--The core is 61, I believe, and the total deposit is 115 on a spot rate basis.

Steve Gardner
Yeah.

Andrew Terrell
Okay. Perfect. Thank you. And then, maybe for Steve, I really appreciate all the commentary and color in the deck around the office exposure. I think it mentioned very minimal exposure that to Class A high-rise or central business districts. I guess the question is, do you have any exposure to the Class A or central business areas?

And, if so, can you talk about the specific markets that might be in the underwriting of those maybe larger credits and then how occupancy levels are trending there? Just any incremental color on some of the larger office properties in your portfolio.

Steve Gardner
I don’t know off the top of my head what the number is, but it’s pretty de minimis. We’ve just never been, we historically have not been ones to make really large loans, and typically Class A buildings require that. We have a relatively limited amount of participations. If we have them, they’re typically from ones that we’ve, because of a bank that we’ve acquired, where we’ve inherited it.

Pacific Premier Bancorp, Inc.
April 27, 2023, 12:00 PM ET

So, it’s pretty de minimis, if any, frankly. But, we could get that. And the other thing is we just don’t do much in those central business districts, call it the downtown, so whether it’s downtown LA or San Francisco, Seattle. It’s just not what we’ve historically done.

Andrew Terrell
Okay. I appreciate you taking the questions, and congrats on the good quarter.

Steve Gardner
Thank you.

Ron Nicolas
Thanks.

Operator
And, ladies and gentlemen, with that, we’ll be ending today’s question-and-answer session. I’d like to turn the floor back over to Steve Gardner for any closing remarks.

CONCLUSION

Steve Gardner
Well, thank you, again, all, for joining us, and thank you, Jaime. Have a good day.

Operator
And, ladies and gentlemen, with that, we’ll conclude today’s conference call and presentation. We thank you for joining. You may now disconnect your line.
Pacific Premier Bancorp, Inc.
April 27, 2023, 12:00 PM ET